Exhibit 4.13

INDEMNIFICATION AGREEMENT

by and among

Oculis Holding AG

Bahnhofstrasse 7

6300 Zug

Switzerland

(“Oculis”)

And

[NAME]

[address]

(the “Indemnitee “)

(the Indemnitee and together with the Company,

the “Parties” and each a “Party”)

regarding the indemnification of the Indemnitee by the Company

Preamble

A

The Company is a Swiss corporation registered with the commercial register of the Canton of Zug under the company identification number CHE-396.695.611.

B

The Indemnitee has been elected by the general meeting of shareholders of the Company as a member of the board of directors of the Company (the Board) and / or appointed by the Board as an executive officer of the Company (Executive Officer), as the case may be. The Indemnitee in his or her capacity as a member of the Board and/or an Executive Officer may be exposed to litigation and other risks arising out of or in connection with his or her service on the Board and / or as an Executive Officer.

C

The Company desires to attract and retain highly qualified individuals to serve on the Board and as Executive Officers. Therefore, the Company intends to indemnify the members of the Board and Executive Officers in order to provide them with as much protection as permitted by applicable laws and regulations.

D

The articles of association of the Company (the “Articles”) that will become effective upon the closing of the business combination, by and between European Biotech Acquisition Corp., a Cayman Islands exempted company (including any successor entity thereto), and Oculis SA, a “Aktiengesellschaft” / “société anonyme” incorporated and existing under the laws of Switzerland (the Business Combination), provide that the Company shall indemnify and hold harmless, to the extent permitted by law, the members of the Board and the Executive Officers as set forth therein.

E

This Indemnification Agreement (the “Agreement”) shall be a supplement to and in furtherance of the indemnification provided in the Articles, any resolution of the Board in this regard and any D&O Insurance. This Agreement shall not be deemed a substitute nor diminish or abrogate any rights of the Indemnitee under the Articles, any resolution of the Board in this regard and any D&O Insurance.

Now, therefore, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings assigned to them in the body of this Agreement or hereinafter, as applicable:

Business Day	means any day, other than a Saturday or a Sunday, on which the commercial banks at the domicile of the Company are open for business throughout the day.

CO	means the Swiss Code of Obligations (Loi fédérale complétant le Code civil suisse (Livre cinquième: Droit des obligations) / Bundesgesetz betreffend die Ergänzung des Schweizerischen Zivilgesetzbuches (Fünfter Teil: Obligationenrecht)) of 30 March 1911, as amended from time to time.

Expense	means any and all attorneys’ fees, retainers, court and administrative costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs and printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with investigating, defending, prosecuting, participating, settling, appealing, or being a witness in, a Proceeding (or preparing for any of the foregoing), in each case actually and reasonably incurred by the Indemnitee.

Loss(es)	means all losses, damages, liabilities, judgments, fines, penalties, amounts due or paid in settlement (if such settlement has been approved by the Company whereby such approval shall not be unreasonably withheld) and Expenses, in each case actually and reasonably incurred by the Indemnitee.

Proceeding	means any claim or proceeding of any nature or kind in which the Indemnitee is involved by reason of the Indemnitee being or having been a director or officer of the Company, whether brought by or in the right of the Company or otherwise, whether civil, criminal, administrative or investigative, including appeals and petitions therefrom, except for one initiated by the Indemnitee to enforce his or her rights under this Agreement.

2.	INDEMNIFICATION

a)    Subject to the limitations set forth in this Agreement, the Company shall indemnify and hold harmless the Indemnitee if he or she was, is or is threatened to be made party to, or participant in, or otherwise is involved (including as a witness) in, any Proceeding, by reason of:

(i)    any actual or alleged acts, consents or omissions in connection with the execution of his or her duties, or alleged duties, as a member of the Board and/or as an Executive Officer;

(ii)    the fact that he or she is or was a member of the Board and/or an Executive Officer;

(iii)    the fact that while serving as a member of the Board and/or as an Executive Officer he or she is or was serving as a director, executive officer, employee or agent of any of the Company’s subsidiaries;

(iv)    the fact that while serving as a member of the Board and/or as an Executive Officer he or she is or was serving at the request of the Company as a director, executive officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

from and against all Losses in connection with such Proceeding, in each case:

(1)	to the fullest extent permitted by the Swiss Code of Obligations (the “CO”), other applicable laws and regulations and the Articles, as may be amended from time to time; and

(2)

provided that the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in the best interest of the Company, and in addition, with respect to any criminal Proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, (in or out of court) settlement or conviction, or upon a plea of no contest (nolo contendere) or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not satisfy the foregoing applicable standard of conduct.

b)    Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obliged to indemnify the Indemnitee in connection with any Proceeding, and the Indemnitee shall repay any Expenses advanced by the Company:

(i)    in respect of any claim, issue or matter as to which the Indemnitee shall have (A) been adjudged in a final and non-appealable judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction to have committed an intentional or grossly negligent breach of his or her duties as a member of the Board and / or the Executive Committee under applicable laws and regulations, the Articles and the Company’s internal regulations and policies, and / or the Indemnitee’s mandate, service, employment or other agreement, or (B) acknowledged an intentional or grossly negligent breach of his or her duties as a member of the Board and / or as an Executive Officer under applicable laws and regulations, the Articles, the Company’s internal regulations or policies and / or the Indemnitee’s mandate, service, employment or other agreement in a written in or out of court or tribunal acknowledgment or settlement; or

(ii)    if such indemnification were prohibited by the CO or other applicable laws and regulations.

c)    To the fullest extent permitted under the CO and other applicable laws and regulations, the Company waives, and will cause any of its subsidiaries to waive, any claims it may have against the Indemnitee for any loss, damage, costs or expenses incurred or sustained by the Company and / or any of its subsidiaries by reason of any acts, consents or omissions by the Indemnitee in connection with the execution of his or her duties as a member of the Board and / or as an Executive Officer, unless any such loss, damage, costs or expenses is or are attributable to conduct (including omissions) constituting an intentional or grossly negligent breach of his or her duties as a member of the Board and / or as an Executive Officer under applicable laws and regulations, the Articles, the Company’s internal regulations or policies and / or the Indemnitee’s mandate, service, employment or other agreement.

d)    To the extent that the Indemnitee is, by reason of his or her capacity as a member of the Board and / or as an Executive Officer, a witness or required attendee in any Proceeding, he or she shall be indemnified by the Company against all Expenses in connection therewith.

e)    Any indemnification under this Agreement (unless ordered by a court or arbitral tribunal), other than the advance of Expenses pursuant to Section 4.2, will be made by the Company only upon a determination relating to a specific case that indemnification of the Indemnitee is proper in the circumstances because he or she has satisfied the applicable standard of conduct set forth in Section 2a) and is not subject to the limitations set forth in Section (b).

3.	SUCCESSFUL DEFENSE AND PARTIAL INDEMNIFICATION

a)    To the extent that the Indemnitee has been successful on the merits or otherwise, including the dismissal of an action without prejudice, in defense of any Proceeding pursuant to Section 2a), or in defense of any claim, issue or matter therein, the Company shall, subject to the limitations set forth in this Agreement, indemnify the Indemnitee against all Expenses in connection therewith.

b)    If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses in connection with the investigation, defense, settlement or appeal of a Proceeding, but not for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which Indemnitee is entitled.

4.	INDEMNIFICATION PROCEDURE

4.1	Notification and Indemnification Request

a)    The Indemnitee shall promptly notify the Company in writing upon being served with any claim, summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification of Losses and / or advancement of Expenses covered hereunder (any such proceeding (whether notified by the Indemnitee or otherwise known to the Company), a Relevant Proceeding). The failure of the Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement, unless and only to the extent that such failure actually and materially prejudices the Company.

b)    In order to obtain indemnification of Losses and / or an advance of Expenses under this Agreement in the excess of CHF 100’000 per calendar year, the Indemnitee shall submit to the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to such indemnification or advance, including the person(s) making (or threatening to make) the respective Proceeding, the circumstances leading to such a Proceeding, the cause of action for the Proceeding and the possible costs associated with the Proceeding.

4.2	Advance of Expenses

a)    Without prejudice to the entitlement of the Indemnitee to indemnification of Losses under this Agreement, the Company shall advance to the Indemnitee all Expenses in connection with (i) any Proceeding pursuant to Section 2a), (ii) any proceeding or action reasonably brought by the Indemnitee to seek recovery under the D&O Insurance (as defined below) and (iii) any proceeding or action reasonably brought by the Indemnitee to enforce this Agreement pursuant to Section 6, in each case within 20 (twenty) Business Days after receipt by the Company of a statement pursuant to Section 4.1 from the Indemnitee requesting such advance from time to time and evidencing such Expenses, whether prior to or after the final disposition of such proceeding.

b)    The Indemnitee shall repay any Expenses advanced by the Company if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified against such Expenses.

4.3	Payment to Cover Losses

Notwithstanding any right for repayment the Company may have under this Agreement and subject to the determination by the Company pursuant to Section 5e), any payment to the Indemnitee to cover Losses pursuant to the indemnification entitlement according to Section 2 shall be made no later than 20 (twenty) Business Days after the Company has received the written request of the Indemnitee pursuant to Section 4.1.

5.	NON-EXCLUSIVITY; INSURANCE; SUBROGATION

a)    The rights of indemnification of Losses and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of, and shall not limit, any other rights to which the Indemnitee may at any time be entitled under applicable law, the Articles, a resolution of the general meeting of shareholders of the Company or the Board, the D&O Insurance (as defined below), any other agreement or otherwise.

b)    To the extent that the Company maintains an insurance policy or policies providing liability insurance for members of the Board and / or Executive Officers (the “D&O Insurance”), the Indemnitee shall be covered by such D&O Insurance in accordance with its terms to the maximum extent of the coverage available for any such members of the Board and/or the Executive Committee under such D&O Insurance.

c)    Any claim of the Indemnitee for advance or indemnification payment shall be limited by any coverage by the Company’s D&O Insurance. To the extent that the terms of a D&O Insurance exclude coverage in case that the Company has an obligation to advance Expenses or indemnify the Indemnitee, the Company’s obligations hereunder shall be deemed limited such that the D&O Insurance coverage applies.

d)    Notwithstanding anything set out in this Agreement to the contrary, the Indemnitee and the Company shall take all actions as may be required to comply with the terms of any policy of a D&O Insurance.

e)    If, at the time the Company receives notice of a Relevant Proceeding by the Indemnitee, the Company maintains a D&O Insurance and without limitation to the Company’s obligations under this Agreement, the Company shall give prompt notice of such Proceeding to the insurance company providing the D&O Insurance and take all necessary or desirable actions to cause such insurance company to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms and conditions of the D&O Insurance, provided that this obligation shall not relieve the Indemnitee from any of his or her obligations under the D&O Insurance.

f)    The Company shall indemnify the Indemnitee against all Expenses in connection with any proceeding or action reasonably brought by the Indemnitee to seek recovery under the D&O Insurance.

g)    The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee is entitled to receive such payment under the D&O Insurance or has otherwise received such payment under any insurance policy, contract, agreement or otherwise.

h)    In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

6.	REMEDIES OF THE INDEMNITEE

If the Indemnitee initiates any action, suit, claim or any other proceeding to enforce his or her rights under this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses in connection with such proceeding; provided, however, that if the competent court determines that any of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous or if the final and non-appealable judgment or decree of a court confirms the Company’s decision that the Indemnitee is not entitled to recover from the Company, then the Expenses in connection with such proceeding shall be borne by the Indemnitee, and the Indemnitee shall repay to the Company any advance payments. If it shall be determined in such proceeding that the Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses in connection with such proceeding shall be appropriately prorated and the Indemnitee shall repay to the Company the respective portion of the advance payments.

7.	COMPANY’S RIGHT TO PARTICIPATE

a)    The Indemnitee shall allow the Company upon its request, and following consultation with the Indemnitee, to conduct such actions as the Company may deem appropriate in connection with any such Proceeding. In this connection, the Indemnitee shall give to the Company all assistance it may reasonably require in the conduct of such actions.

b)     In the event the Company may be obligated to make any indemnity in connection with a Proceeding, the Company shall be entitled to assume the defense of such Proceeding with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any fees or expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding. In connection with any Proceeding in respect of which the Indemnitee may be entitled to be indemnified under this Agreement, the Indemnitee will have the right to employ separate counsel of the Indemnitee’s choosing and to participate in the defense of such Proceeding but the fees and disbursements of such counsel will be at the expense of the Indemnitee unless:

(i) counsel for the Company or Indemnitee shall have reasonably concluded that there are legal defenses available to the Indemnitee that are materially different from or in addition to those available to the Company or that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable;

(ii) the Company has not assumed the defense of the Proceeding and employed counsel therefor reasonably satisfactory to the Indemnitee within a reasonable period of time after receiving notice of the Proceeding; or

(iii) employment of such other counsel has been authorized in writing by the Company,

in which event the reasonable fees and disbursements of such counsel will be paid by the Company, subject to the terms of this Agreement. The Company shall have the right to conduct such defense as it sees fit in its sole discretion. Regardless of any provision in this Agreement, Indemnitee shall have the right to employ counsel in any Proceeding at Indemnitee’s personal expense. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

c)    The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Indemnitee shall not make any admission without the Company’s written consent unless the Indemnitee shall have determined to undertake his or her own defense in such matter and has waived his rights and benefits under this Agreement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on or disclosure obligation with respect to the Indemnitee without the Indemnitee’s written consent. Neither the Company nor the Indemnitee will unreasonably withhold the consent to any proposed settlement.

d)    Irrespective of which Party to this Agreement participates in a Proceeding, both the Company and the Indemnitee undertake to cooperate and to provide each other with all information reasonably necessary in order to defend any claims against the Indemnitee.

8.	TERM OF THE AGREEMENT

This Agreement shall enter into force on the day of the closing of the Business Combination. This Agreement shall be in full force and effect for so long as the Indemnitee may have any liability or potential liability by virtue of serving or having served as a member of the Board and / or as an Executive Officer, including, without limitation, the final termination of all pending Proceedings in respect of which the Indemnitee is entitled to indemnification of Losses or advance of Expenses hereunder and of any Proceeding commenced by the Indemnitee pursuant to Section 6. The Indemnitee’s rights under this Agreement shall continue after the Indemnitee has ceased to be a member of the Board and / or an Executive Officer.

9.	DATA PROTECTION

The Indemnitee agrees that the Company may forward to its subsidiaries and affiliated entities or any other third party (including, but not limited to, insurance companies, service providers, courts and public authorities) in Switzerland and / or abroad the Indemnitee’s data for processing purposes.

10.	GENERAL PROVISIONS

10.1	No Right to Continued Service

Nothing contained in this Agreement shall be construed as giving the Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities. No provision in this Agreement shall confer upon the Indemnitee any right to continue to serve the Company in the capacity in effect at the time this Agreement was executed or shall affect the right of the Company to terminate the Indemnitee’s contractual relationship with the Company in accordance with such contractual relationship and applicable law.

10.2	Successors and Assignment

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

None of the Parties shall be entitled to assign all or any part of its rights and obligations under this Agreement without the prior written consent of the other Party.

10.3	Notices

All notices and other communications made or to be made under this Indemnification Agreement shall be effective upon receipt and shall be given in writing by courier, or registered mail to the addressees listed on the first page of this Agreement. A notice by e-mail shall be also valid, if the receipt of such mail is acknowledged within 72 hours after sending.

Each Party may change or amend the addresses given in this Agreement or designate additional addresses for the purposes of this Section by giving the other Parties written notice of the new address in the manner set forth in this Section.

10.4	Entire Agreement

This Agreement (including its Appendices) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any agreement or understanding that may have been concluded with respect to the subject matter hereof between any of the Parties prior to the date of this Agreement.

10.5	Severability

If at any time any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties’ original intention and shall to the extent possible achieve the same economic result.

10.6	Amendments

This Agreement (including this Section) may only be modified or amended by a document signed by both Parties.

10.7	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Indemnification Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

10.8	Counterparts

This Indemnification Agreement may be executed in as many counterparts as there are Parties to it, each of which shall constitute an original, and all counterparts shall constitute an original, and all counterparts shall together constitute one and the same instrument. This Agreement and any other document relating to this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, electronic signature or e-signature (irrespective of whether the relevant electronic signature or e-signature has been issued by a provider recognized or accredited under applicable law or not) or other electronic transmission (e.g., email delivery in .pdf format or similar format), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

11.	GOVERNING LAW AND JURISDICTION

11.1	Governing Law

This Agreement and all disputes including those concerning any statute of limitations, set-off claims, tort claims and interest claims, shall be governed by the substantive laws of Switzerland excluding its conflict of laws rules.

11.2	Jurisdiction

The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to the Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be at the domicile of the Company

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IN WITNESS WHEREOF the Parties have caused this Indemnification Agreement to be duly executed as of the date first written above.

Signatures

Place		Date

Oculis Holding AG

Signature

Name	Riad Sherif
Title	Board Member

Place		Date

[NAME]

Signature